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                                                                    Exhibit 4(e)

[LOGO OF JOHN HANCOCK APPEARS HERE] Variable Life Insurance Company

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GUARANTEED RETIREMENT INCOME BENEFIT RIDER
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This Rider is made a part of the certificate to which it is attached, in consideration of your election of this Rider, and deduction of the applicable rider charge as shown in Section 1 of the certificate. This Rider may not be issued subsequent to the Date of Issue of the certificate.

You may elect the Guaranteed Retirement Income Benefit in lieu of all other annuity options on the Date of Maturity if the following conditions are satisfied:

 .  The Date of Maturity must be within the 30-day period following a Certificate
   Anniversary.

 . If the Annuitant was less than age 45 on the Date of Issue, the certificate must have been in effect for at least 15 Certificate Years on the Date of Maturity and the Date of Maturity must be on or before the Annuitant's 90th birthday.

 . If the Annuitant was age 45 or older on the Date of Issue, the certificate must have been in effect for at least 10 Certificate Years on the Date of Maturity and the Date of Maturity must be on or after the Annuitant's 60th birthday and on or before the Annuitant's 90th birthday.

Calculation of Benefit

The Guaranteed Retirement Income Benefit provides monthly fixed annuity payments determined by: (1) dividing the Benefit Base (as defined below) by 1000 and (2) multiplying the result by the applicable factor from the Table of Fixed Annuity Payment Factors shown in the certificate.

Your Benefit Base is composed of two parts -- that part which is allocated to the Money Market Subaccount and all Guarantee Periods and that part which is allocated to all other Subaccounts. A different accumulation rate applies to each part.

The Benefit Base at the end of any Determination Period will be determined as follows:

     (a) We will add the total Benefit Base at the end of the immediately preceding Determination Period to all Premiums received during the current Determination Period.

     (b) We will then deduct any Withdrawal Reductions that occurred during the current Determination Period.

     (c) We will then multiply the result from (b) above by the percentage of your Accumulated Value that was allocated to the Money Market Subaccount and all Guarantee Periods at the end of the current Determination Period.

     (d) We will then accumulate the result from (c) above at the applicable effective annual rate shown on page 3 from the end of the previous Determination Period to the end of the current Determination Period.

     (e) We will then multiply the result from (b) above by the percentage of your Accumulated Value that was allocated to all other Subaccounts at the end of the current Determination Period.

     (f) We will then accumulate the result from (e) above at the applicable annual effective rate shown on page 3 from the end of the previous Determination Period to the end of the current Determination Period.

     (g)  Finally, we will add together the results from (d) and (f) above.



99GRIB
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Withdrawal Reductions

Each time you make a partial withdrawal, there will be a Withdrawal Reduction in your Benefit Base. The Withdrawal Reduction will be determined by multiplying your then current Benefit Base by the percent by which the partial withdrawal reduced your Accumulated Value.

Payment of Benefit

The Guaranteed Retirement Income Benefit will be paid for the life of the Annuitant with a period certain. The period certain will be based on the Annuitant's age at the Date of Maturity and whether or not the certificate was purchased to fund a tax-qualified plan, as set forth in the following table:



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Annuitant's Age at                 Qualified                     Non-Qualified
Date of Maturity                   Contract                        Contract
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
    15 to 75                          10                              10
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       76                              9                              10
-------------------------------------------------------------------------------
       77                              8                              10
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       78                              7                              10
-------------------------------------------------------------------------------
       79                              7                              10
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       80                              7                              10
-------------------------------------------------------------------------------
       81                              7                               9
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       82                              7                               8
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       83                              7                               7
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       84                              6                               6
-------------------------------------------------------------------------------
    85 to 90                           5                               5
-------------------------------------------------------------------------------

Termination

This Rider will terminate on the earliest of the following:

     (a)  the date the certificate is surrendered;

     (b)  the  date of death of the Annuitant; or

     (c) the date of receipt of your written request to discontinue this Rider any time after the 10th Certificate Anniversary.

Once this Rider has been terminated, it may not be reinstated or elected again.

Signed for the Company at Boston, Massachusetts.


                                                                       Secretary


99GRIB